UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

  Certification and Notice of Termination of Registration under
    Section  12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports under Sections 13 and 15(d)of the Securities Exchange Act of 1934.

                   Commission File No. 0-20284

 Cerner Citation, Inc (formerly CITATION Computer Systems, Inc.)
     (Exact name of registrant as specified in its charter)

 424 South Woods Mill Road, Chesterfield, Missouri 63017, (314)
                            579-7900
   (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                  Common Stock, par value $0.10
    (Title of each class of securities covered by this form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification date: one


      Pursuant to the requirements of the Securities Exchange
 Act of 1934, CITATION Computer Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 DATE:   October 3, 2000                   By:/s/Marc G. Naughton
                                              -----------------------
                                           Name:  Marc G. Naughton
                                           Title:  Vice President and CFO